Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

JE Cleantech Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(3)	Fee Rate	Amount of Registration Fee(4)
Equity	Ordinary Shares, par value $0.001 per share or Pre-Funded Warrants to purchase Ordinary Shares(1)(3)(4)(7)	457	(o)	10,000,000	$0.54	$5,400,000	$110.20 per $1,000,000	$595.08

Equity	Ordinary Shares, par value $0.001 per share, underlying Pre-Funded Warrants(4)(7)	457	(o)	—	—	—	—	—

Equity	Ordinary Shares, par value $0.001 per share, underlying Class A Warrants(1)(3)(4)(7)	457	(o)	10,000,000	$0.54	$5,400,000	$110.20 per $1,000,000	$595.08

	Placement Agent’s Warrants(2)(5)	457(g)		—	—	—	—	—

	Ordinary Shares, par value $0.001 per share, underlying Placement Agent’s Warrants(6)(7)	457(o)		500,000	$0.59	$295,000	$110.20 per $1,000,000	$32.51

Total Offering Amounts						$11,095,000		$1,222.67
Total Fees Previously Paid								$1,102.00
Total Fee Offsets
Net Fee Due								$120.67

(1)	The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.
(2)	In accordance with Rule 457(g) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.
(3)	The proposed maximum aggregate offering price of the Ordinary Shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants offered and sold in the offering, and the proposed maximum offering price of the Pre-Funded Warrants to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Ordinary Shares sold in the offering.
(4)

The registrant may issue Pre-Funded Warrants to purchase Ordinary Shares in the offering. The purchase price of each Pre-Funded Warrant will equal the price per share at which Ordinary Shares are being sold to the public in this offering, minus $0.01, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the Pre-Funded Warrant will equal $0.01 per share (subject to adjustment as provided for therein).

(5)	Represents the maximum number of warrants to purchase the registrant’s Ordinary Shares to be issued to the Placement Agent in connection with the public offering.
(6)	Represents the maximum number of Ordinary Shares of the registrant issuable upon exercise of the Placement Agent’s Warrants.
(7)	Pursuant to Rule 416 under the Securities Act, the Ordinary Shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.